Exhibit 21.1

Subsidiaries of APX Group Holdings, Inc.

Name	Jurisdiction of Incorporation / Organization

313 Aviation, LLC	Utah

Smart Home Pros, Inc.	Utah

Vivint, Inc.	Utah

Vivint Purchasing, LLC	Utah

AP AL LLC	Delaware

APX Group, Inc.	Delaware

IPR LLC	Delaware

Farmington IP LLC	Delaware

Smartrove Inc.	Delaware

Space Monkey, LLC	Delaware

Vivint Firewild, LLC	Delaware

Vivint Funding US LLC	Delaware

Vivint Funding Holdings LLC	Delaware

Vivint Group, Inc.	Delaware

Vivint Servicing, LLC	Delaware

Vivint Solar Licensing, LLC	Delaware

Vivint Wireless, Inc.	Delaware

Vivint Louisiana LLC	Louisiana

Vivint Australia Pty Ltd.	Australia

Vivint Canada, Inc.	Canada

Vivint New Zealand Limited	New Zealand

Vivint Canada Servicing, LP	Ontario

Vivint Funding Canada LP	Ontario

Vivint Puerto Rico, LLC	Puerto Rico